Exhibit No. 2

                               PLAN OF CONVERSION

                                   Adopted on

                                December 5, 1996

                          By the Board of Directors of

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SISTERSVILLE

                           SISTERSVILLE, WEST VIRGINIA

                                TABLE OF CONTENTS

                                                                          Page

1.    Introduction......................................................    1
2.    Definitions.......................................................    2
3.    Procedure for Conversion..........................................    5
4.    Holding Company Applications and Approvals........................    6
5.    Sale of Conversion Stock..........................................    6
6.    Number of Shares and Purchase Price of Conversion Stock...........    7
7.    Purchase by the Holding Company of the Stock of the Institution...    7
8.    Subscription Rights of Eligible Account Holders (First Priority)..    8
9.    Subscription Rights of Employee Plans (Second Priority)...........    8
10.   Subscription Rights of Supplemental Eligible Account Holders
        (Third Priority)................................................    8
11.   Subscription Rights of Other Members (Fourth Priority)............    9
12.   Community Offering................................................    10
13.   Syndicated Community Offering.....................................    11
14.   Limitation on Purchases...........................................    11
15.   Payment for Conversion Stock......................................    13
16.   Manner of Exercising Subscription Rights Through Order Forms......    14
17.   Undelivered, Defective or Late Order Forms or Insufficient Payment    15
18.   Restrictions on Resale or Subsequent Disposition..................    15
19.   Voting Rights of Stockholders.....................................    16
20.   Establishment of Liquidation Account..............................    16
21.   Transfer of Savings Accounts......................................    17
22.   Restrictions on Acquisition of the Institution and Holding Company    17
23.   Payment of Dividends and Repurchases of Stock.....................    18
24.   Amendment of Plan.................................................    18
25.   Charter and Bylaws................................................    18
26.   Consummation of Conversion........................................    18
27.   Registration and Marketing........................................    18
28.   Residents of Foreign Countries and Certain States.................    19
29.   Expenses of Conversion............................................    19
30.   Conditions to Conversion..........................................    19
31.   Interpretation....................................................    19

                               PLAN OF CONVERSION

                                       FOR

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SISTERSVILLE
                           SISTERSVILLE, WEST VIRGINIA

1.    INTRODUCTION

      This Plan of Conversion ("Plan") provides for the conversion of First Federal Savings and Loan Association of Sistersville ("INSTITUTION") into a federal capital stock savings institution. The Board of Directors of the INSTITUTION currently contemplates that all of the stock of the INSTITUTION shall be held by another corporation (the "Holding Company"). The purpose of this conversion is to enable the INSTITUTION to increase its equity capital base and will result in an increase in the INSTITUTION's capital available to support growth and for expansion of its facilities, possible acquisitions of other financial institutions, possible diversification into other related financial services activities and further enhance the INSTITUTION's ability to render services to the public and compete with other financial institutions. The use of the Holding Company would also provide greater organizational flexibility. Shares of capital stock of the INSTITUTION will be sold to the Holding Company and the Holding Company will offer the Conversion Stock upon the terms and conditions set forth herein to Eligible Account Holders, the tax-qualified employee stock benefit plans (the "Employee Plans") established by the INSTITUTION or the Holding Company, which may be funded by the Holding Company, Supplemental Eligible Account Holders, and Other Members in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public either directly by the INSTITUTION and the Holding Company through a Community Offering or a Syndicated Community Offering or in a Public Offering. In the event that the INSTITUTION decides not to utilize the Holding Company in the conversion, Conversion Stock of the INSTITUTION, in lieu of the Holding Company, will be sold as set forth above and in the respective priorities set forth in this Plan. In addition to the foregoing, the INSTITUTION and the Holding Company intend to implement stock option plans and other stock benefit plans at the time of or subsequent to the conversion and may provide employment or severance agreements to certain management employees and certain other benefits to the directors, officers and employees of the INSTITUTION as described in the prospectus for the Conversion Stock.

      This Plan, which has been unanimously approved by the Board of Directors of the INSTITUTION, must also be approved by the affirmative vote of a majority of the total number of votes entitled to be cast by Voting Members of the INSTITUTION at a special meeting to be called for that purpose. Prior to the submission of this Plan to the Voting Members for consideration, the Plan must be approved by the Office of Thrift Supervision (the "OTS").

      Upon conversion, each Account Holder having a Savings Account at the INSTITUTION prior to conversion will continue to have a Savings Account, without payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the conversion. After conversion, the INSTITUTION will succeed to all the rights, interests, duties and obligations of the INSTITUTION before conversion, including but not limited to all rights and interests of the INSTITUTION in and to its assets and properties, whether real, personal or mixed. The INSTITUTION will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by applicable law.

2.    DEFINITIONS

      For the purposes of this Plan, the following terms have the following meanings:

      Account Holder - The term Account Holder means any Person holding a Savings Account in the INSTITUTION.

      Acting in Concert - The Term "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or
(iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

      Associate - The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the INSTITUTION or a majority-owned subsidiary of the INSTITUTION) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of Sections 8 and 14 hereof, the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of the INSTITUTION or the Holding Company, or any of its parents or subsidiaries.

      Community Offering - The term Community Offering means the offering for sale to certain members of the general public directly by the Holding Company, of any shares not subscribed for in the Subscription Offering.

      Conversion Stock - The term Conversion Stock means the $.10 par value common stock offered and issued by the Holding Company upon conversion.

      Director - The term Director means a member of the Board of Directors of the INSTITUTION and, where applicable, a member of the Board of Directors of the Holding Company.

      Eligible Account Holder - The term Eligible Account Holder means any person holding a Qualifying Deposit in a Savings Account at the INSTITUTION on the Eligibility Record Date.

      Eligibility Record Date - The term Eligibility Record Date means the date for determining Eligible Account Holders in the INSTITUTION and is the close of business on August 31, 1995.

      Employees - The term Employees means all Persons who are employed by the INSTITUTION.

      Employee Plans - The term Employee Plans means the Tax-Qualified Employee Stock Benefit Plans, including the Employee Stock Ownership Plan, approved by the Board of Directors of the INSTITUTION.

      Estimated Valuation Range. The term Estimated Valuation Range means the range of the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

      FDIC - The term FDIC means the Federal Deposit Insurance Corporation.

      Holding Company - The term Holding Company means the corporation formed for the purpose of acquiring all of the shares of capital stock of the INSTITUTION to be issued upon its conversion to stock form unless the Holding Company form of organization is not utilized. Shares of common stock of the Holding Company will be issued in the conversion to Participants and others in a Subscription, Community, Syndicated Community or underwritten firm commitment public offering, or through a combination thereof.

      Independent Appraiser - The term Independent Appraiser means an appraiser retained by the INSTITUTION to prepare an appraisal of the pro forma market value of the Conversion Stock.

      Institution - The term INSTITUTION means First Federal Savings and Loan Association, Sistersville, West Virginia.

      Local Community - The term local community means the incorporated cities and the counties in which the INSTITUTION has offices, including contiguous counties in West Virginia.

      Member - The term Member means any Person or entity who qualifies as a member of the INSTITUTION pursuant to its charter and bylaws.

      OTS - The term OTS means Office of Thrift Supervision of the Department of the Treasury.

      Officer - The term Officer means an executive officer of the INSTITUTION and may include the Chairman of the Board, Chief Executive Officer, President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer and any Person performing functions similar to those performed by the foregoing persons.

      Order Form - The term Order Form means any form together with attached cover letter, sent by the INSTITUTION to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription and Community Offerings.

      Other Member - The term Other Member means any person, who is a Member of the INSTITUTION (other than Eligible Account Holders or Supplemental Eligible Account Holders) at the close of business on the voting record date.

      Participants - The term Participants means the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members.

      Person - The term Person means an individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

      Plan - The term Plan means this Plan of Conversion of the INSTITUTION as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

      Public Offering - The term Public Offering means the offering for sale through the Underwriter to the general public of any shares of Conversion Stock not subscribed for in the Subscription Offering or Community Offering.

      Purchase Order - The term Purchase Order means any form together with attached cover letter, sent by the Underwriter to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Public Offering or Syndicated Community Offering.

      Purchase Price - The term Purchase Price means the per share price at which the Conversion Stock will be sold in accordance with the terms hereof.

      Qualifying Deposit - The term Qualifying Deposit means the balance of each Savings Account of $50 or more in the INSTITUTION at the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date. Savings Accounts with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

      SEC - The term SEC refers to the Securities and Exchange Commission.

      Savings Account - The term Savings Account includes savings accounts as defined in Section 561.42 of the Rules and Regulations of the OTS and includes certificates of deposit.

      Special Meeting of Members - The term Special Meeting of Members means the special meeting and any adjournments thereof held to consider and vote upon this Plan.

      Subscription Offering - The term Subscription Offering means the offering of Conversion Stock for purchase through Order Forms to Participants.

      Supplemental Eligibility Record Date - The term Supplemental Eligibility Record Date means the close of business on the last day of the calendar quarter preceding the approval of the Plan by the OTS.

      Supplemental Eligible Account Holder - The term Supplemental Eligible Account Holder means a holder of a Qualifying Deposit in the INSTITUTION (other than an officer or trustee or their Associates) at the close of business on the Supplemental Eligibility Record Date.

      Syndicated Community Offering - The term Syndicated Community Offering means the offering of Conversion Stock following the Subscription, Community or Public Offerings through a syndicate of broker-dealers.

      Tax-Qualified Employee Stock Benefit Plan - The term Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

      Underwriter - The term Underwriter means the investment banking firm or firms through which the Conversion Stock will be offered and sold in the Community or Public Offering.

      Voting Members - The term Voting Members means those persons qualifying as voting members of the INSTITUTION pursuant to its charter and bylaws.

      Voting Record Date - The term Voting Record Date means the date fixed by the Directors in accordance with OTS regulations for determining eligibility to vote at the Special Meeting of Members.

3.    PROCEDURE FOR CONVERSION

      After approval of the Plan by the Board of Directors of the INSTITUTION, the Plan shall be submitted together with all other requisite material to the OTS for its approval. Notice of the adoption of the Plan by the Board of Directors of the INSTITUTION will be published in a newspaper having general circulation in each community in which an office of the INSTITUTION is located and copies of the Plan will be made available at each office of the INSTITUTION for inspection by the Members. Upon filing the application with the OTS, the INSTITUTION also will cause to be published a notice of the filing with the OTS of an application to convert in accordance with the provisions of the Plan. Following approval by the OTS, the Plan will be submitted to a vote of the Voting Members at a Special Meeting of Members called for that purpose. Upon approval of the Plan by a majority of the total outstanding votes of the Voting Members, the INSTITUTION will take all other necessary steps pursuant to applicable laws and regulations to convert the INSTITUTION to stock form. The conversion must be completed within 24 months of the approval of the Plan by the Voting Members, unless a longer time period is permitted by governing laws and regulations.

      The period for the Subscription Offering and Community Offering, if any, will be not less than 20 days nor more than 45 days unless extended by the INSTITUTION. Upon completion of the Subscription Offering and the Community Offering, if any, any unsubscribed shares of Conversion Stock will, if feasible, be sold through the Underwriter to the general public in the Public Offering and/or Syndicated Community Offering. If for any reason the Public Offering and/or Syndicated Community Offering of all shares not sold in the Subscription Offering and Community Offering cannot be effected, the Holding Company and the INSTITUTION will use their best efforts to obtain other purchasers, subject to OTS approval. Completion of the sale of all shares of Conversion Stock not sold in the Subscription Offering and Community Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the INSTITUTION with the approval of the OTS. The Holding Company and the INSTITUTION may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions.

      The Board of Directors of the INSTITUTION intends to take all necessary steps to form the Holding Company including the filing of an Application on Form H-(e)1 or H-(e)1-S, if available to the Holding Company, with the OTS. Upon conversion, the INSTITUTION will issue its capital stock to the Holding Company and the Holding Company will issue and sell the Conversion Stock in accordance with this Plan.

      The Board of Directors of the INSTITUTION may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion, in which case, the Holding Company's registration statement on Form S-1 will be withdrawn from the SEC, the INSTITUTION will take all steps necessary to complete the conversion from the mutual to the stock form of organization, including filing any necessary documents with the OTS and will issue and sell the Conversion Stock in accordance with this Plan. In such event, any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the INSTITUTION without any further action by the INSTITUTION or the subscribers for the Conversion Stock. Any references to the Holding Company in this Plan shall mean the INSTITUTION in the event the Holding Company is eliminated in Conversion.

      The Conversion Stock will not be insured by the FDIC. The INSTITUTION will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Conversion Stock.

4.    HOLDING COMPANY APPLICATIONS AND APPROVALS

      The Holding Company shall make timely applications for any requisite regulatory approvals, including an Application on Form H-(e)1 or an H-(e)1-S, if available to the Holding Company, to be filed with the OTS and a Registration Statement on Form S-1 to be filed with the SEC. The INSTITUTION shall be a wholly owned subsidiary of the Holding Company.

5.    SALE OF CONVERSION STOCK

      The Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Sections 8 through 11 of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting of Members and must be commenced in time to complete the conversion within the time period specified in Section 3.

      Any shares of Conversion Stock not subscribed for in the Subscription Offering will be offered for sale in the Community Offering as provided in
Section 12 of this Plan and may be offered in a Syndicated Community Offering or sold through the Underwriter to the public in a Public Offering, as provided in
Section 13, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting of Members and, in that event, the Community Offering, if any, may also be commenced prior to the Special Meeting of Members. The offer and sale of Conversion Stock, prior to the Special Meeting of Members shall, however, be conditioned upon approval of the Plan by the Voting Members.

      Shares of Conversion Stock may be sold in a Syndicated Community Offering, or in a Public Offering, as provided in Section 13 of this Plan in a manner that will achieve a wide distribution of the Conversion Stock as determined by the INSTITUTION. In the event of a Syndicated Community Offering, or Public Offering, the sale of all Conversion Stock subscribed for will be consummated only if all unsubscribed for Conversion Stock is sold.

      The INSTITUTION may elect to pay fees on either a fixed fee or commission basis or combination thereof to an investment banking firm which assists it in the sale of the Conversion Stock in the offerings.

      The INSTITUTION may also elect to offer to pay fees on a per share basis to brokers who assist Persons in determining to purchase shares in the offerings.

6.    NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK

      The total number of shares (or a range thereof) of Conversion Stock to be issued and offered for sale will be determined by the Boards of Directors of the INSTITUTION and the Holding Company, immediately prior to the commencement of the Subscription Offering, subject to adjustment thereafter if necessitated by a change in the appraisal due to changes in market or financial conditions, with the approval of the OTS, if necessary.

      All shares sold in the conversion will be sold at a uniform price per share referred to in this Plan as the Purchase Price. The aggregate Purchase Price for all shares of Conversion Stock will not be inconsistent with the estimated consolidated pro forma market value of the INSTITUTION. The estimated consolidated pro forma market value of the INSTITUTION will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription Offering, an Estimated Valuation Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and/or the Purchase Price per share may be increased or decreased by the INSTITUTION. In the event that the aggregate Purchase Price of the Conversion Stock is below the minimum of the Estimated Valuation Range, or materially above the maximum of the Estimated Valuation Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Valuation Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the INSTITUTION shall establish, with the approval of the OTS, if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the INSTITUTION or in order to fill the order by the Employee Plans will not be deemed to be material so as to require a resolicitation of subscriptions.

      Based upon the independent valuation as updated prior to the consummation of the Subscription and Community Offerings, the Boards of Directors of the INSTITUTION and the Holding Company will fix the Purchase Price.

      Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the INSTITUTION and Holding Company and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock sold at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the INSTITUTION. If such confirmation is not received, the INSTITUTION may cancel the Subscription and Community Offerings, the Syndicated Community Offering and/or the Public Offering, reopen or hold new Subscription and Community Offerings, Syndicated Community Offering and/or the Public Offering to take such other action as the OTS may permit.

      The Conversion Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.    PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE INSTITUTION

      Upon the consummation of the sale of all of the Conversion Stock, the Holding Company will purchase from the INSTITUTION all of the capital stock of the INSTITUTION to be issued by the INSTITUTION in the conversion in exchange for the Conversion proceeds that are not permitted to be retained by the Holding Company.

      The Holding Company will apply to the OTS to retain up to 50% of the proceeds of the Conversion. Assuming the Holding Company is not eliminated, a lesser percentage may be acceptable.

8.    SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

      A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to the greater of: (i) the maximum established for the Community Offering;
(ii) one-tenth of one percent of the Conversion Stock offered; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered by a fraction of which the numerator is the amount of the Qualifying Deposit of such Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders but in no event greater than the maximum purchase limitation specified in Section 14 hereof. All such purchases are subject to the maximum and minimum purchase limitations specified in Section 14 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%.

      B. In the event that Eligible Account Holders exercise Subscription Rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

      C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

9.    SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

      Subject to the availability of sufficient shares after filling subscription orders of Eligible Account Holders under Section 8, the Employee Plans shall receive without payment nontransferable subscription rights to purchase in the Subscription Offering the number of shares of Conversion Stock requested by such Plans, subject to the purchase limitations set forth in
Section 14.

      The Employee Plans shall not be deemed to be associates or affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the INSTITUTION.

10.   SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

      A. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, nontransferable subscription rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of: (i) the maximum purchase limitation established for the Community Offering; (ii) one-tenth of 1% of the Conversion Stock Offered; and (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders. All such purchases are subject to the maximum and minimum purchase limitations in Section 14 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%.

      B. Subscription rights received pursuant to this Category shall be subordinated to the subscription rights received by Eligible Account Holders and by the Employee Plans.

      C. Any subscription rights to purchase shares of Conversion Stock received by an Eligible Account Holder in accordance with Section 8 shall reduce to the extent thereof the subscription rights to be distributed pursuant to this Section.

      D. In the event of an oversubscription for shares of Conversion Stock pursuant to this Section, shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as follows:

                        (1) Shares of Conversion  Stock shall be allocated so as
                  to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation (including the number of shares of Conversion Stock, if any, allocated in accordance with Section 8) equal to 100 shares of Conversion Stock or the total amount of his subscription, whichever is less.

                        (2) Any  shares of  Conversion  Stock not  allocated  in
                  accordance with subparagraph (1) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.

11.   SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

      A. Each Other Member shall receive, without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock in an amount equal to the greater of the maximum purchase limitation established for the Community Offering or one-tenth of one percent of the Conversion Stock offered, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%, which will be allocated only after first allocating to Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders all shares of Conversion Stock subscribed for pursuant to Sections 8, 9 and 10 above.

      B. In the event that such Other Members subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

12.   COMMUNITY OFFERING

      If less than the total number of shares of Conversion Stock to be subscribed for in the conversion are sold in the Subscription Offering, shares remaining unsubscribed may be made available for purchase in the Community Offering to certain members of the general public, which may subscribe together with any Associate or group of persons Acting in Concert for up to that number of shares of Conversion Stock as shall equal $100,000 divided by the Purchase Price per share, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings institution securities. In the Community Offering, if any, shares will be available for purchase by the general public with preference given to natural persons residing in the Local Community. The INSTITUTION shall make distribution of the Conversion Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of Conversion Stock.

      If the Community Purchasers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the Community Offering in an equitable manner as determined by the Board of Directors. The INSTITUTION may establish all terms and conditions of such offer.

      The Community Offering, if any, may commence simultaneously with, during or subsequent to the completion of the Subscription Offering and if commenced simultaneously with or during the Subscription Offering the Community Offering may be limited to Community Purchases. If commenced, the Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

      The INSTITUTION and the Holding Company, in their absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the Community Offering, at the time of receipt or as soon as practicable following the completion of the Community Offering.

      Any shares of Conversion Stock not sold in the Subscription Offering or in the Community Offering, if any, may then be sold through the Underwriter to the general public at the Purchase Price in the Public Offering, subject to such terms, conditions and procedures as may be determined by the Boards of Directors of the INSTITUTION and the Holding Company, in a manner that will achieve a wide distribution of the Conversion Stock and subject to the right of the INSTITUTION and the Holding Company, in their absolute discretion, to accept or reject in whole or in part all subscriptions in the Public Offering. In the Public Offering, if any, any person together with any Associate or group of persons Acting in Concert may purchase up to the maximum purchase limitation established for the Syndicated Community Offering, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%. Shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 12 shall be counted toward meeting the maximum purchase limitation specified for this Section. Provided that the Subscription Offering has commenced, the INSTITUTION may commence the Public Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Voting Members. It is expected that the Public Offering, if any, will commence just prior to, or as soon as practicable after, the termination of the Subscription Offering and the Community Offering, if any. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section 3, above.

      If for any reason a Public Offering of shares of Conversion Stock not sold in the Subscription Offering and Community Offering, if any, cannot be effected, other purchase arrangements will be made for the sale of unsubscribed shares by the INSTITUTION, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

13.   SYNDICATED COMMUNITY OFFERING AND PUBLIC OFFERING

      Shares of Conversion Stock not subscribed for in the Subscription Offering and Community Offering, if any, or the Public Offering, if any, may be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Boards of Directors of the INSTITUTION and the Holding Company, in a manner that will achieve a wide distribution of the Conversion Stock and subject to the right of the INSTITUTION and the Holding Company, in their absolute discretion, to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person together with any Associate or group of persons Acting in Concert may purchase up to the maximum purchase limitation established for the Community Offering, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%. Shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 12 shall be counted toward meeting the maximum purchase limitation specified for this Section. Provided that the Subscription Offering has commenced, the INSTITUTION may commence the Syndicated Community Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Voting Members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

14.   LIMITATION ON PURCHASES

      The following limitations shall apply to all purchases of shares of Conversion Stock:

      A. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the conversion by any Person (or persons through a single account) or Participant together with any Associate or group of persons Acting in Concert shall not exceed such number of shares as shall equal $100,000 divided by the Purchase Price per share, except for Employee Plans, which in the aggregate may subscribe for up to 10% of the Conversion Stock issued.

      B. The maximum number of shares of Conversion Stock which may be purchased in all categories in the conversion by Officers and Directors of the INSTITUTION and their Associates in the aggregate shall not exceed 35% of the total number of shares of Conversion Stock issued.

      C. A minimum of 25 shares of Conversion Stock must be purchased by each Person purchasing shares in the conversion to the extent those shares are available; provided, however, that the minimum number of shares requirement will not apply if the number of shares of Conversion Stock purchased times the price per share exceeds $500.

      If the number of shares of Conversion Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his or her Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

      Depending upon market or financial conditions, the Board of Directors of the INSTITUTION and the Holding Company, without further approval of the Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5%. Notwithstanding the foregoing, the maximum purchase limitation may be increased up to 9.99% provided that orders for Conversion Stock exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. If the INSTITUTION and the Holding Company increase the maximum purchase limitations, the INSTITUTION and the Holding Company are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the INSTITUTION and the Holding Company, resolicit certain other large subscribers. For purposes of this
Section 14, the Directors of the INSTITUTION and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the INSTITUTION or the Holding Company.

      In the event of an increase in the total number of shares offered in the conversion due to an increase in the maximum of the Estimated Valuation Range of up to 15% (the "Adjusted Maximum") the additional shares will be used in the following order of priority: (i) to fill the Employees Plan's subscription to up to 10% of the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum according to Section 8, with preference given to Community Purchasers; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum according to Section 10, with preference given to Community Purchasers; (iv) in the event that there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members exclusive of the Adjusted Maximum in accordance with Section 11, with preference given to Community Purchasers; and (v) to fill unfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum, with preference given to Community Purchasers.

      Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

      For a period of three years following the conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of common stock of the Holding Company, except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of common stock of the Holding Company, the exercise of any options pursuant to a stock option plan or purchases of common stock of the Holding Company, made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the INSTITUTION or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

15.   PAYMENT FOR CONVERSION STOCK

      All payments for Conversion Stock subscribed for in the Subscription, Community, Syndicated Community and Public Offerings must be delivered in full to the INSTITUTION, together with a properly completed and executed Order Form, or Purchase Order in the case of the Syndicated Community or Public Offering, on or prior to the expiration date specified on the Order Form or Purchase Order, as the case may be, unless such date is extended by the INSTITUTION; provided, however, that if the Employee Plans subscribes for shares during the Subscription Offering, the Employee Plan will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock upon consummation of the Conversion. The INSTITUTION may make scheduled discretionary contributions to an Employee Plan provided such contributions do not cause the INSTITUTION to fail to meet its regulatory capital requirement.

      Notwithstanding the foregoing, the INSTITUTION and the Holding Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community or Syndicated Community Offering and to thereafter submit payment for the Conversion Stock for which they are subscribing in the Community or Syndicated Community Offering at any time prior to the completion of the Conversion.

      Payment for Conversion Stock subscribed for shall be made either in cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the INSTITUTION on the Order Form or Purchase Order to make a withdrawal from the subscriber's Savings Account at the INSTITUTION in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Savings Account but may not be used by the subscriber until the Conversion Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Subscription Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the INSTITUTION at not less than the passbook annual rate on payments for Conversion Stock received in cash or by money order or check. Such interest will be paid from the date payment is received by the INSTITUTION until consummation or termination of the conversion. If for any reason the conversion is not consummated, all payments made by subscribers in the Subscription, Community, Syndicated Community and Public Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Savings Accounts, refunds will be made by canceling the authorization for withdrawal.

      The INSTITUTION is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the conversion, and therefore, will not do so.

16.   MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

      As soon as practicable after the Prospectus prepared by the Holding Company and INSTITUTION has been declared effective by the OTS and the SEC, Order Forms will be distributed to the Participants at their last known addresses appearing on the records of the INSTITUTION for the purpose of subscribing to shares of Conversion Stock in the Subscription Offering and will be made available for use in the Community Offering. Notwithstanding the foregoing, the INSTITUTION may elect to send Order Forms only to those Persons who request them after such notice as is approved by the OTS and is adequate to apprise the Participants of the pendency of the Subscription Offering has been given. Such notice may be included with the proxy statement for the Special Meeting of Members and may also be included in a notice of the pendency of the conversion and the Special Meeting of Members sent to all Eligible Account Holders in accordance with regulations of the OTS.

      Each Order Form or Purchase Order will be preceded or accompanied by the Prospectus (if a holding company form of organization is utilized) or the Offering Circular (if the holding company form of organization is not utilized) describing the Holding Company (if utilized), the INSTITUTION, the Conversion Stock and the Subscription, Community, Syndicated Community and Public Offerings. Each Order Form and Purchase Order will contain, among other things, the following:

     A. A specified date by which all Order Forms and Purchase Orders must be received by the INSTITUTION, which date shall be not less than twenty (20), nor more than forty-five (45) days, following the date on which the Order Forms are mailed by the INSTITUTION, and which date will constitute the termination of the Subscription Offering;

     B. The purchase price per share for shares of Conversion Stock to be sold in the Subscription, Community, Syndicated Community and Public Offerings;

     C. A description of the minimum and maximum number of shares of Conversion Stock which may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community, Syndicated Community or Public Offerings;

     D. Instructions as to how the recipient of the Order Form or Purchase Order is to indicate thereon the number of shares of Conversion Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

     E. An acknowledgment that the recipient of the Order Form or Purchase Order has received a final copy of the Prospectus or Offering Circular, as the case may be, prior to execution of the Order Form or Purchase Order;

     F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering within the subscription period such properly completed and executed Order Form or Purchase Order, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the INSTITUTION withdraw said amount from the subscriber's Savings Account at the INSTITUTION) to the INSTITUTION; and

      G. A statement to the effect that the executed Order Form or Purchase Order, once received by the INSTITUTION, may not be modified or amended by the subscriber without the consent of the INSTITUTION.

      Notwithstanding the above, the INSTITUTION and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimile order forms or whose payment is to be made by wire transfer.

17.   UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT PAYMENT

      In the event Order Forms or Purchase Orders (a) are not delivered and are returned to the INSTITUTION by the United States Postal Service or the INSTITUTION is unable to locate the addressee, (b) are not received back by the INSTITUTION or are received by the INSTITUTION after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community or Syndicated Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the conversion for the shares of Conversion Stock subscribed for (including cases in which savings accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Order Form within the time period specified thereon; provided, however, that the INSTITUTION may, but will not be required to, waive any immaterial irregularity on any Order Form or Purchase Order or require the submission of corrected Order Forms or Purchase Orders or the remittance of full payment for subscribed shares by such date as the INSTITUTION may specify. The interpretation of the INSTITUTION of terms and conditions of the Plan and of the Order Forms or Purchase Orders will be final, subject to the authority of the OTS.

18.   RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

     A. All shares of Conversion Stock purchased by Directors or Officers of the INSTITUTION or the Holding Company in the conversion shall be subject to the restriction that, except as provided in Section 18B, below, or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

     B. The restriction on disposition of shares of Conversion Stock set forth in Section 18A above shall not apply to the following:

            (i) Any exchange of such shares in connection with a merger or acquisition involving the INSTITUTION or the Holding Company, which has been approved by the OTS; and

            (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

     C. With respect to all shares of Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply;

            (i) Each certificate representing shares restricted within the meaning of Section 18A, above, shall bear a legend prominently stamped on its face giving notice of the restriction;

            (ii) Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

            (iii) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Conversion Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

19.   VOTING RIGHTS OF STOCKHOLDERS

      Upon conversion, the holders of the capital stock of the INSTITUTION shall have the exclusive voting rights with respect to the INSTITUTION as specified in its charter. The holders of the common stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

20.   ESTABLISHMENT OF LIQUIDATION ACCOUNT

      The INSTITUTION shall establish at the time of conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to conversion. The liquidation account will be maintained by the INSTITUTION for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Savings Accounts at the INSTITUTION. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Savings Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his Savings Account balance at the Eligibility Record Date and Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as hereinafter provided.

      In the unlikely event of a complete liquidation of the INSTITUTION (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Savings Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Savings Account then held, before any liquidation distribution may be made to any holders of the INSTITUTION's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Savings Accounts and other liabilities, or similar transactions with an FDIC institution, in which the INSTITUTION is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

      The initial subaccount balance for a Savings Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of such Eligible Account Holder's and Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account

Holders in the INSTITUTION. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

      If, at the close of business on any annual closing date, commencing on or after the effective date of conversion, the deposit balance in the Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Savings Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, or (ii) the amount of the Qualifying Deposit in such Savings Account, the subaccount balance of such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount shall be reduced to zero.

      The creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the INSTITUTION.

21.   TRANSFER OF SAVINGS ACCOUNTS

      Each person holding a Savings Account at the INSTITUTION at the time of conversion shall retain an identical Savings Account at the INSTITUTION following conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

22.   RESTRICTIONS ON ACQUISITION OF THE INSTITUTION AND HOLDING COMPANY

      A. In accordance with OTS regulations, for a period of three years from the date of consummation of conversion, no Person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the INSTITUTION without the prior written consent of the OTS.

      B.1. The charter of the INSTITUTION contains a provision stipulating that no person, except the Holding Company, for a period of five years following the date of conversion shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the INSTITUTION, without the prior written approval of the OTS. In addition, such charter may also provide that for a period of five years following the conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of directors.

      B.2. The Certificate of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Holding Company's common stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and Bylaws of the Holding Company may provide for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

      C.    For the purposes of this Section 22, B.1.:

            (i) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution;

            (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

            (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

            (iv) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C. ss.78c(a)(10).

23.   PAYMENT OF DIVIDENDS AND REPURCHASES OF STOCK

      The INSTITUTION shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account or (ii) the federal regulatory capital requirement in Section 567.2 of the Rules and Regulations of the OTS. Otherwise, the INSTITUTION or the Holding Company may declare dividends, repurchase capital stock or make capital distributions in accordance with applicable law and regulations.

24.   AMENDMENT OF PLAN

      If deemed necessary or desirable, the Plan may be substantively amended at any time prior to solicitation of proxies from Members to vote on the Plan by a two-thirds vote of the INSTITUTION's Board of Directors, and at any time thereafter by such vote of such Board of Directors with the concurrence of the OTS. Any amendment to the Plan made after approval by the Members with the approval of the OTS shall not necessitate further approval by the Members unless otherwise required by the OTS. The Plan may be terminated by majority vote of the INSTITUTION's Board of Directors at any time prior to the Special Meeting of Members to vote on the Plan, and at any time thereafter with the concurrence of the OTS.

      By adoption of the Plan, the Members of the INSTITUTION authorize the Board of Directors to amend or terminate the Plan under the circumstances set forth in this Section.

25.   CHARTER AND BYLAWS

      By voting to adopt the Plan, members of the INSTITUTION will be voting to adopt a charter and bylaws to read in the form of charter and bylaws for a federally chartered stock institution. The effective date of the INSTITUTION's amended charter and bylaws shall be the date of issuance and sale of the Conversion Stock as specified by the OTS.

26.   CONSUMMATION OF CONVERSION

      The conversion of the INSTITUTION shall be deemed to take place and be effective upon the completion of all requisite organizational procedures for obtaining the federal stock charter for the INSTITUTION and sale of all Conversion Stock.

27.   REGISTRATION AND MARKETING

      Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the NASDAQ System.

28.   RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

      The INSTITUTION will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Conversion Stock to such Persons would require the INSTITUTION or the Holding Company, as the case may be, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

29.   EXPENSES OF CONVERSION

      The INSTITUTION shall use its best efforts to assure that expenses incurred by it in connection with the conversion shall be reasonable.

30.   CONDITIONS TO CONVERSION

      The conversion of the INSTITUTION pursuant to this Plan is expressly conditioned upon the following:

     (a) Prior receipt by the INSTITUTION of rulings of the United States Internal Revenue Service and the State of West Virginia taxing authorities, or opinions of counsel, substantially to the effect that the conversion will not result in any adverse federal or state tax consequences to Eligible Account Holders or the INSTITUTION and the Holding Company before or after the conversion;

     (b) The sale of all of the Conversion Stock offered in the conversion; and

     (c) The  completion of the conversion  within the time period  specified in
Section 3 of this Plan.

31.   INTERPRETATION

      All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the INSTITUTION shall be final, subject to the authority of the OTS.